EXHIBIT 99.1

PRESS RELEASE

EMCORE Announces Appointment of Bruce Grooms to its Board of Directors

ALHAMBRA, Calif., June 17, 2019 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of advanced Mixed-Signal Optics products that provide the foundation for today’s leading-edge defense systems and high-speed communication network infrastructures, today announced the appointment of Bruce Grooms to its Board of Directors.

Mr. Grooms has extensive senior management and executive experience in both the private sector and the U.S. Navy. From 2015 until June 1, 2019, Mr. Grooms served as Raytheon’s Vice President of U.S. Business Development Navy and Marine Corps Programs, where he was responsible for identifying and pursuing U.S. Navy and Marine Corps business growth opportunities for Raytheon and was one of its primary contacts with Navy customers, pursuing opportunities in the evolving cyber area, undersea growth and next-generation strike weapons.

Prior to joining Raytheon, Mr. Grooms served in the U.S. Navy, retiring as a Vice Admiral following a 35-year U.S. Navy career. Mr. Grooms’ U.S. Navy service included the positions of Deputy Chief of Staff for Capability Development at the NATO Allied Command Transformation, Joint Staff Director and Assistant Deputy for Operations, Plans and Strategy for the Chief of Naval Operations’ staff, and Deputy Director and subsequently Director of the Submarine Warfare Division. He also served as Senior Inspector for the Nuclear Propulsion Examining Board, Senior Military Assistant to the Under Secretary of Defense for Policy, and Company Officer and Commandment of Midshipmen at the U.S. Naval Academy.

Mr. Grooms holds a B.S. degree in Aerospace Engineering from the U.S. Naval Academy and earned a master’s degree in national security and strategic studies from the Naval War College, graduating with distinction, and later attended Stanford University as a National Security Fellow.

“We are extremely pleased to have Bruce join us,” said Dr. Gerald Fine, EMCORE's Chairman of the Board. “Mr. Grooms’ significant leadership experience, including the U.S. Navy and with one of EMCORE’s largest customers, positions him well to make valuable contributions to EMCORE and our Board of Directors.”

About EMCORE
EMCORE Corporation is a leading provider of advanced Mixed-Signal Optics products that provide the foundation for today’s leading-edge defense systems and high-speed communication network infrastructures. Our optical chips, components, subsystems and systems enable broadband and wireless providers to continually enhance their network capacity, speed and coverage to advance the free flow of information that empowers the lives of millions of people daily. The Mixed-Signal Optics technology at the heart of our broadband transmission products is shared with our fiber optic gyros and military communications links to provide the aerospace and defense markets state-of-the-art systems that keep us safe in an increasingly unpredictable world. EMCORE’s performance-leading optical components and systems serve a broad array of applications including cable television, fiber-to-the-premise networks, telecommunications, data centers, wireless infrastructure, satellite RF fiber links, navigation systems and military communications. EMCORE has fully vertically integrated manufacturing capability through its world-class Indium Phosphide (InP) wafer fabrication facility at our headquarters in Alhambra, California and is ISO 9001 certified in Alhambra and at our facility in Beijing, China. For further information about EMCORE, visit http://www.emcore.com.

Investor Contacts
Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
+1-617-542-6180
investor_emkr@emcore.com